Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON	RADIO		CORP.
	3 University	Plaza,	suite	405
	Hackensack, NJ 07601

CONTACT:	Investor Relations:
	Barry Smith
	Investor Relations Manager
	(973) 428-2004

Friday, August 14, 2015

EMERSON RADIO CORP. REPORTS FISCAL 2016 FIRST QUARTER RESULTS

HACKENSACK, N.J. – August 14, 2015 – Emerson Radio Corp. (NYSE MKT: MSN) today reported financial results for its first quarter ended June 30, 2015.

Net product sales for the first quarter of fiscal 2016 were $18.3 million, as compared to $24.8 million for the first quarter of fiscal 2015, a decrease of $6.5 million, or 26.4%. The lower year-over-year net product sales were principally driven by a $6.4 million, or 26.3%, decrease in net sales of houseware products, which was the result of lower year-over-year net sales of microwave ovens, driven mainly by product discontinuations by the Company’s key customers and the effects of the 2014/2015 Los Angeles/Long Beach port strike, partially offset by increases in net sales of compact refrigeration and wine products. Net sales of audio products for the first quarter of fiscal 2016 were down $0.2 million, or 28.8%, resulting from decreased net sales of the Company’s clock radio and portable audio product offerings, driven by competitive activity in the space. Due primarily to the aforementioned product discontinuations, the Company expects its net product sales for the second quarter and full year of fiscal 2016 to continue to decrease as compared to the second quarter and full year of fiscal 2015, respectively.

Licensing revenue for the first quarter of fiscal 2016 was $1.2 million, as compared to $1.1 million in the first quarter of fiscal 2015, an increase of $0.1 million, or 11.3%, principally due to the execution during the second quarter of fiscal 2015 of a licensing agreement renewal with one of the Company’s non-strategic licensees.

As a result of the foregoing factors, net revenues for the first quarter of fiscal 2016 were $19.5 million, a decrease of $6.4 million, or 24.8%, as compared to first quarter fiscal 2015 net revenues of $25.9 million.

Operating income for the first quarter of fiscal 2016 was $0.1 million, a decrease of $0.7 million, or 85.7%, from operating income of $0.8 million for the first quarter of fiscal 2015 due to the lower year-over-year net product sales and higher year-over-year cost of sales as a percentage of sales, partly offset by a $0.1 million, or 4.4%, decrease in year-over year SG&A expenses.

Net income for the first quarter of fiscal 2016 was $0.1 million as compared to $0.7 million for the first quarter of fiscal 2015, a decrease of $0.6 million, or 81.4%, due primarily to the year-over-year decrease in operating income. Diluted earnings per share for the first quarter of fiscal year 2016 were $0.00, as compared to $0.02 for the first quarter of fiscal year 2015, a decrease of $0.02 per diluted share, or 100.0%.

Duncan Hon, Chief Executive Officer of Emerson Radio, commented “Our first quarter fiscal 2016 net income declined significantly as compared to the prior year due primarily to lower net product sales and lower margins on those product sales, driven by product discontinuations by the Company’s key customers and the effects of the 2014/2015 Los Angeles/Long Beach port strike. We also continue to experience intense competition, including downward pricing pressure, within all of our product categories. The Company continues to seek to implement pricing, product strategy initiatives and licensing opportunities to improve the Company’s results of operations, although there can be no assurance that such initiatives will be successfully implemented or have the desired effects on the Company’s results of operations and financial condition.”

About Emerson Radio Corp.

Emerson Radio Corp. (NYSE MKT: MSN), incorporated in 1994, is headquartered in Hackensack, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s web site at www.emersonradio.com.

Forward Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except earnings per share data)

	Three Months Ended
	June 30,
	2015	2014
Net revenues:
Net product sales	18,287	24,842
Licensing revenue	1,225	1,101

Net revenues	$19,512	$25,943

Costs and expenses:
Cost of sales	17,005	22,409
Other operating costs and expenses	74	317
Selling, general and administrative expenses	2,320	2,426

	19,399	25,152

Operating income	113	791

Other income:
Interest income, net	39	65

Income before income taxes	152	856
Provision for income taxes	31	205

Net income	$121	$651

Basic net income per share:	0.00	0.02

Diluted net income per share:	0.00	0.02

Weighted average shares outstanding:
Basic	27,130	27,130
Diluted	27,130	27,130

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

	30-Jun-15	31-Mar-15
ASSETS
Current Assets:
Cash and cash equivalents	$27,670	$43,485
Restricted cash	500	500
Short term investments	15,097	—
Trade accounts receivable, net	9,341	4,275
Royalty receivable	1,433	3,522
Inventory	4,520	4,519
Prepaid purchases	1,002	2,961
Prepaid expenses and other current assets	472	702
Deferred tax assets	961	962

Total Current Assets	60,996	60,926
Property, plant, and equipment, net	60	77
Deferred tax assets	1,076	1,058
Other assets	126	102

Total Non-current Assets	1,262	1,237

Total Assets	62,258	62,163

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other current liabilities	1,996	2,137
Due to affiliates	500	500
Income tax payable	918	847

Total Current Liabilities	3,414	3,484
Non-current Liabilities:
Long-term income tax payable	525	481

Total Non-current Liabilities	525	481

Total Liabilities	3,939	3,965

Shareholders’ Equity:
Series A Preferred shares — 10,000,000 shares authorized; 3,677 shares issued and outstanding; liquidation preference of $3,677,000	3,310	3,310
Common shares — $0.01 par value, 75,000,000 shares authorized; 52,965,797 shares issued and 27,129,832 shares outstanding at June 30, 2015 and March 31, 2015, respectively	529	529
Additional paid-in capital	79,792	79,792
Accumulated deficit	(1,088)	(1,209)
Treasury stock, at cost (25,835,965 shares)	(24,224)	(24,224)

Total Shareholders’ Equity	58,319	58,198

Total Liabilities and Shareholders’ Equity	62,258	62,163